UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 21, 2014
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MCG Capital Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 19th Street North, 10th Floor, Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)
(703) 247-7500
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.   Termination of a Material Definitive Agreement.
On January 21, 2014, MCG Commercial Loan Trust 2006-1, a Delaware statutory trust (the “Trust”) and a wholly-owned subsidiary of MCG Capital Corporation, a Delaware corporation (“MCG” or the “Company”), redeemed or otherwise satisfied in full all outstanding notes issued pursuant to, and all other obligations outstanding under, and terminated that certain Indenture (as amended, modified, waived or supplemented from time to time, the “Indenture”), dated as of April 18, 2006, by and between the Trust and Wells Fargo Bank, National Association (“Wells Fargo”), not in its individual capacity but solely in its capacity as the Trustee.
The notes issued pursuant to and other obligations outstanding under the Indenture were secured primarily by the assets of the Trust, including commercial loans that MCG sold to the Trust. Such loans were required to meet certain requirements, such as asset mix and concentration, collateral coverage, term, agency rating, minimum coupon, minimum spread and sector diversity requirements. On January 21, 2014, the Trust redeemed in full its outstanding Class D Notes for an aggregate redemption price of approximately $40.3 million of which approximately $14.9 million will be paid to the Company in respect of the Class D Notes held by it, the assets of the Trust were transferred to the Company and the Indenture was terminated.
All custodial property previously held in connection with the Indenture will continue to be held by Wells Fargo for the account of the Company in accordance with the terms of the custody agreement by and between the Company and Wells Fargo.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION

Date: January 21, 2014	By:	/s/ Keith Kennedy
Keith Kennedy
Chief Financial Officer